Exhibit 19.1

PROTARA THERAPEUTICS, INC.

INSIDER TRADING POLICY

Persons Covered

This Insider Trading Policy of Protara Therapeutics, Inc. (the “Company”) applies to all directors, officers, employees and certain other consultants of the Company and any subsidiaries as the Chief Executive Officer, the Chief Financial Officer/principal financial officer or General Counsel may designate from time to time because of their access to sensitive information. It also applies to their family members who reside with them, anyone else who lives in their households and any family members who do not live in their households but whose transactions in the Company’s securities are directed by, or subject to, the influence or control of a director, officer, or certain other designated employee or consultant of the Company.

Purpose and Policy

The purpose of this Insider Trading Policy is to clarify the circumstances under which trading in the stock of the Company or another publicly-traded company with which the Company has business dealings (each, a “Third Party”) by the Company’s directors, officers, employees and consultants will result in civil liability and criminal penalties, as well as disciplinary action by the Company.

During the course of your employment or service with the Company, you may receive important information that is not yet publicly available, i.e., not disclosed to the public in a press release or filing with the Securities and Exchange Commission (“Inside Information”), about the Company or a Third Party. Because of your access to this information, you may be in a position to profit financially by buying or selling or in some other way dealing in the Company’s or a Third Party’s stock, or to disclose such information to a third party who does so (known as a “Tippee”).

It is illegal for anyone to use Inside Information to gain personal benefit, or to pass on, or “tip,” the information to someone who does so. There is no de minimis exception to this rule. Use of Inside Information to gain personal benefit and tipping are as illegal with respect to a few shares of stock as they are with respect to a large number of shares. You can be held liable both for your own transactions and for transactions effected by a Tippee, or even a Tippee of a Tippee. Furthermore it is important that the appearance as well as the act of insider trading in stock be avoided to preserve the Company’s reputation for adhering to the highest standards of integrity and ethical conduct.

Exceptions

Please note that, generally, transactions directly with the Company, i.e., option exercises or purchases under the Company’s employee stock purchase plan, and certain pre-arranged plans will not create problems. However, the subsequent sale or other disposition of such stock is fully subject to these restrictions.

In addition, purchases or sales pursuant to a written plan that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (a “Plan”), may be made without restriction (including the restrictions set forth below under Window Period Provisions), provided that (i) the Plan was established in good faith and not as part of a plan or scheme to evade Section 10(b) of the Securities Exchange Act of 1934 or Rule 10b-5, and such participant has acted in good faith with respect to the Plan, in compliance with the requirements of Rule 10b5-1, at a time when such individual was not in possession of material nonpublic information about the Company and the Company had not imposed any trading blackout period, (ii) the Plan was reviewed by the Company and pre-cleared by the Company’s Chief Executive Officer, Chief Financial Officer/principal financial officer, General Counsel or his/her respective designee (each, a “Pre-Clearance Individual”) prior to establishment, (iii) the Plan complies with the requirements of Rule 10b5-1, including any applicable cooling-off periods and (iv) the Plan allows for the cancellation of a transaction and/or suspension of such plan upon notice and request by the Company to the individual if any proposed trade (a) fails to comply with applicable laws (i.e., exceeds the number of shares that may be sold under Rule 144 promulgated under the Securities Act of 1933, as amended), or (b) would create material adverse consequences for the Company. Any modification or amendment to, or termination of, a Plan must also be pre-cleared with a Pre-Clearance Individual. You should note in pre-clearing the implementation, amendment or termination of a Plan, a Pre-Clearance Individual shall not be responsible for determining whether such Plan is in compliance with the provisions of Rule 10b5-1(c). Compliance with Rule 10b5-1(c) is solely the participant’s responsibility and the participant shall consult with their individual legal counsel regarding any questions relating to compliance with Rule 10b5-1. Participants should also understand that terminations of Plans may not be permitted, depending on the circumstances of the termination, and that any Plan termination may have an impact on subsequent Plans.

Inside Information

As a practical matter, it is sometimes difficult to determine whether you possess Inside Information. The key to determining whether nonpublic information you possess about a public company is Inside Information is whether dissemination of the information would reasonably be likely to affect the market price of the company’s stock or would be likely to be considered important by reasonable investors who are considering trading in that company’s stock. Certainly, if the information makes you want to trade, it would probably have the same effect on others. Both positive and negative information can be material. If you possess Inside Information about a company, you must refrain from trading in that company’s stock, advising anyone else to do so or communicating the information to anyone else until you know that the information has been disseminated to the public. This means that in some circumstances, you may have to forego a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the inside information and even though you believe you will suffer an economic loss or sacrifice an anticipated profit by waiting. “Trading” includes engaging in short sales, transactions in put or call options, hedging transactions and other inherently speculative transactions.

Additionally, you may not discuss material nonpublic information about the Company with anyone outside the Company. This prohibition covers spouses, family members, friends, business associates, or persons with whom we are doing business (except to the extent that such persons are covered by a non-disclosure agreement and the discussion is necessary to accomplish a business purpose of the Company). You may not participate in Internet forums, message boards, social media sites, “chat rooms” or other Internet discussion forums concerning the activities of the Company or other companies with which the Company does business, even if you do so anonymously.

Although this is by no means an exhaustive list, information about the following items may be considered to be Inside Information until it is publicly disseminated:

(a)	clinical developments;

(b)	financial results or forecasts;

(c)	regulatory developments, including developments with the United States Food and Drug Administration and similar foreign agencies;

(d)	major new products or product candidates;

(e)	establishment of, or developments in, strategic partnerships, joint ventures or similar collaborations;

(f)	communications with government agencies;

(g)	strategic plans;

(h)	potential mergers, acquisitions, tender offers or the sale of assets of the Company or a subsidiary thereof;

(i)	significant write-offs;

(j)	potential acquisitions of additional product candidates or technology;

(k)	notice of issuance of patents, the acquisition of other material intellectual property rights or other significant intellectual property developments;

(l)	significant changes or developments in the biopharmaceutical industry or technological innovations;

(m)	new major contracts, orders, suppliers, or finance sources, or the loss thereof;

(n)	significant changes or developments in supplies;

(o)	significant pricing changes;

(p)	events regarding the Company’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, public or private equity/debt offerings, or changes in Company dividend policies or amounts);

(q)	significant changes in control or senior management;

(r)	significant changes in compensation policy;

(s)	bankruptcies or receiverships;

(t)	actual or threatened major litigation, or a major development in or the resolution of such litigation; and

(s)	change in auditors or a notification that the Company can no longer rely on an auditor’s report.

Gifts

Gifts of Company securities are also subject to the restrictions of this Insider Trading Policy. You may not gift Company securities to others while in possession of material non-public information, and you must comply with the applicable blackout and pre-clearance requirements described in the Company’s Window Period Policy.

Prohibition of Speculative Trading

No officer, director, other employee or consultant of the Company may engage in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to the Company’s stock at any time. In addition, no officer, director, other employee or consultant of the Company may margin, or make any offer to margin, or otherwise pledge as security, any of the Company’s stock, including without limitation, borrowing against such stock, at any time.

Short-Swing Trading/Section 16 Reports.

Officers and directors of the Company subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144), and should file with the Securities and Exchange Commission all appropriate Section 16(a) reports (Forms 3, 4 and 5), each of which has been enumerated and described in the Company’s Section 16 Compliance Memorandum.

Window Period Provisions

Because the officers, directors and certain other designated employees of the Company are the most visible to the public and are most likely, in the view of the public, to possess Inside Information about the Company, we ask them to do more than refrain from insider trading. Under the provisions applicable to this group of individuals as set forth in this section Window Period Provisions (the “Window Period Provisions”), the Company’s directors, officers and certain other designated employees are required to limit their transactions in the Company’s stock to defined time periods following public dissemination of quarterly and annual financial results, notify one or more designated pre-clearance individuals prior to engaging in transactions in the Company’s stock and observe other restrictions designed to minimize the risk of apparent or actual insider trading. Other employees of the Company may also be subject to the Window Period Provisions from time to time as determined by the Company’s Chief Executive Officer, Chief Financial Officer/principal financial officer or General Counsel.

A. WINDOW PERIOD. Generally, except as otherwise set forth in these Window Period Provisions, directors, officers and other employees of the Company designated pursuant to paragraph C below may buy, sell or distribute securities of the Company only during a “window period” that opens after one full trading day has elapsed after general public release of the Company’s annual or quarterly financial results through the last day of the quarter (or if such day is not a business day, then the immediately preceding business day). This “window” may be closed early or may not open if, in the judgment of the Company’s Chief Executive Officer, Chief Financial Officer/principal financial officer and/or General Counsel, there exists undisclosed information that would make trades by directors, officers and such other designated employees of the Company inappropriate. An officer, director or other designated employee of the Company who believes that special circumstances require him or her to trade outside the window period should consult with the Company’s Chief Financial Officer/principal financial officer or General Counsel. Permission to trade outside the “window” will be granted only where the circumstances are extenuating and there appears to be no significant risk that the trade may subsequently be questioned.

1. ESPP/Option Exercises/Pro-Rata Distributions. Officers and other employees of the Company who are eligible to do so may purchase stock under the Company’s 2014 Employee Stock Purchase Plan or any similar plan subsequently implemented by the Company (the “ESPP”) on designated dates in accordance with the terms of the ESPP without being subject to the restrictions set forth under paragraph A above. Directors, officers and other employees similarly may exercise options granted under the Company’s equity incentive plans without being subject to the restrictions set forth under paragraph A above. However, all provisions of these Window Period Provisions do apply to (i) the subsequent sale of the stock acquired upon the exercise of such options or pursuant to the ESPP, (ii) your election to participate in the ESPP and any changes in your elections under the ESPP and (iii) a cashless exercise of an option through a broker and any “sell-to-cover” transaction. In addition, any pro- rata distribution by a stockholder that is an entity, that is not a change in beneficial ownership, is not subject to these Window Period Provisions.

2. 10b5-1 Automatic Trading Programs. In addition, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a Plan, may be made without being subject to the restrictions set forth under paragraph A above provided that the Plan meets the requirements set forth under the section entitled “Exceptions” above.

B. Pre-Clearance or Advance Notice of Transactions. In addition to the requirements of paragraph A above, officers and directors (and such other employees of the Company as the Chief Executive Officer, the Chief Financial Officer/principal financial officer or General Counsel may designate from time to time because of their access to sensitive information) may not engage in any transaction in the Company’s securities, including any purchase or sale in the open market, loan, pledge, or other transfer of beneficial ownership, without first obtaining pre-clearance of the transaction from a Pre-Clearance Individual in advance of the proposed transaction. Any transaction under a Plan that has been pre-cleared will be deemed to be a pre- cleared transaction so long as the transaction is conducted and completed in accordance with the Plan. A Pre-Clearance Individual will then determine whether the transaction may proceed. Pre-cleared transactions not completed within five business days shall require new pre-clearance under the provisions of this paragraph. The Company may, at its discretion, shorten such period of time. Advance notice of gifts or an intent to exercise an outstanding stock option by persons subject to this paragraph shall also be given to a Pre-Clearance Individual. To the extent possible, advance notice of upcoming transactions effected pursuant to a Plan under paragraph (A)(2)above shall be given to a Pre-Clearance Individual. Upon the completion of any transaction, officers and directors of the Company must immediately notify the appropriate person(s) as set forth in the Company’s Section 16 Compliance Memorandum so that the Company may assist the individual in complying with his or her reporting obligations under Section 16 of the Exchange Act, if applicable.

C. COVERED INSIDERS. The provisions outlined in this Window Period Policy apply to all directors and officers of the Company, and to such other employees of the Company as the Chief Executive Officer, the Chief Financial Officer/principal financial officer or General Counsel may designate from time to time because of their access to sensitive information. Generally, any entities or family members whose trading activities are controlled or influenced by any of such persons should be considered to be subject to the same restrictions, provided, however, that these provisions shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws.

D. Prohibition of Trading During Pension Fund Blackouts. In accordance with Regulation Blackout Trading Restriction (“Regulation BTR”) promulgated under the Exchange Act, no director or officer of the Company shall, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity security of the Company (other than an exempt security) during any “blackout period” (as defined in Regulation BTR) with respect to such equity security, if such director or officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or officer of the Company. This prohibition shall not apply to any transactions that are specifically exempted from Section 306(a)(l) of the Sarbanes-Oxley Act of 2002 (as set forth in Regulation BTR), including but not limited to, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a Plan established under paragraph A(1)(b) above; compensatory grants or awards of equity securities pursuant to a plan that, by its terms, permits officers and directors to receive automatic grants or awards and specifies the terms of the grants and awards; or acquisitions or dispositions of equity securities involving a bona fide gift or a transfer by will or the laws of descent or pursuant to a domestic relations order. The Company shall timely notify each director and officer of any blackout periods in accordance with the provisions of Regulation BTR.

Transactions by the Company

The Company is also prohibited from trading in securities of the Company or other companies with which the Company does business in violation of this Policy or any applicable federal or state insider trading laws.

Application

Anyone who effects transactions in the Company’s or a Third Party’s stock (or provides information to enable others to do so) on the basis of Inside Information is subject to both civil liability and criminal penalties, including imprisonment, as well as disciplinary action by the Company, up to and including termination for cause.

This Insider Trading Policy will continue to apply to your transactions in the Company’s or a Third Party’s stock even after your employment or service with the Company has terminated. If you are in possession of material nonpublic information when your employment or service terminates, you may not trade in the Company’s stock until the information has become public or is no longer material.

A director, officer, other employee or consultant who has questions about these matters should speak with his or her own attorney or to the Company’s Chief Financial Officer or General Counsel.

Any director, officer, other employee or consultant of the Company who knows of or suspects a violation of this Insider Trading Policy should report the violation immediately to the Company’s Chief Financial Officer or General Counsel or through the procedures for anonymous reporting outlined in the Company’s Code of Business Conduct and Ethics. The Company and its subsidiaries will comply with all requests from the U.S. Securities and Exchange Commission, the Nasdaq Stock Market, Inc. and other agencies for information related to insider trading investigations. Nothing in this policy limits your right to report matters to a government entity, including the SEC. Throughout any internal investigations, the Company will maintain confidentiality, to the extent possible, based on its legal and ethical responsibilities.

PROTARA THERAPEUTICS, INC.

INSIDER TRADING POLICY

CERTIFICATION

To Protara Therapeutics, Inc.

I,                                                          , have received and read a copy of the Protara Therapeutics, Inc. Insider Trading Policy. I hereby agree to comply with the specific requirements of the policy in all respects during my employment or other service relationship with Protara Therapeutics, Inc. I understand that this policy constitutes a material term of my employment or other service relationship with Protara Therapeutics, Inc. and that my failure to comply in all respects with the policy is a basis for termination for cause.

(Signature)

(Name)

(Date)